EXHIBIT 10.19


            Note: Portions of this exhibit indicated by "[*]" are subject to a confidential treatment request, and have been omitted from this exhibit. Complete, unredacted copies of this exhibit have been filed with the Securities and Exchange Commission as part of this Company's confidential treatment request.

                       CONSULTING AND SEPARATION AGREEMENT

         This Consulting And Separation Agreement ("Agreement") is entered into as of June 14, 2000 between OnHealth Network Company ("OnHealth") and Robert Goodman ("Goodman").

                                    RECITALS

         A. OnHealth has employed Goodman as President and Chief Executive Officer under an Employment Agreement dated February 15, 2000 ("Employment Agreement"), a true and correct copy of which is attached as Exhibit 1. Goodman also has served as a Director of OnHealth.

         B. Subject to the terms and conditions of this Agreement, Goodman has offered to relinquish his duties as President and Chief Executive Officer and Director, and to serve as a consultant of OnHealth, and OnHealth has agreed.

         C. This Agreement is intended to memorialize the change in the relationship between OnHealth and Goodman, and to resolve all claims that Goodman could assert that arise out of the Employment Agreement or otherwise arise out of his employment with or separation from OnHealth.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the mutual covenants of this Agreement, the parties agree as follows:

         1. EFFECT OF RECITALS. The recitals to this Agreement are incorporated by reference in this Agreement.

         2. GOODMAN'S RESIGNATION. Goodman hereby resigns, effective June 14, 2000, from his employment with OnHealth and from his positions as President, Chief Executive Officer and Director of OnHealth. OnHealth hereby accepts such resignation.

         3. GOODMAN'S CONSULTING. As required by the Employment Agreement, Goodman shall provide consulting services to OnHealth on a reasonable basis during the twenty-four (24) months following his resignation. From the date of this Agreement until the effective date of OnHealth's merger with Healtheon/WebMD Corporation or its subsidiary or affiliate ("the Merger"), Goodman agrees to provide advice and counsel within his areas of expertise for up to ten (10) hours per week as requested by OnHealth. These services may require travel. OnHealth shall reimburse Goodman for all reasonable expenses he incurs in connection with his consulting duties, upon presentation of such reasonable documentation as OnHealth may require; provided that individual expenses in excess of $150 and expenses totaling more than $400 in any month shall require the prior written approval of OnHealth's Chief Operating Officer.

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


         4.       INDEMNIFICATION RIGHTS.

                  a. Goodman shall have such indemnification rights as provided by Chapter 23B of the Revised Code of Washington (the "RCW") and shall continue to receive as a contract right all the indemnification rights to which he was entitled and has received (i.e., advancement of expenses as a witness pursuant to RCW Section 23B.08.590(2), which "expenses" includes reasonable attorney fees and costs) as an officer or director pursuant to the Articles of Incorporation and Bylaws of OnHealth, regardless of any later changes or amendments thereto. OnHealth agrees to advance Goodman's expenses for reasonable attorney fees and costs in connection with the current SEC investigation and any subsequent SEC action regarding Goodman in his capacity as an officer or director of OnHealth, subject to Goodman's commitment to OnHealth as to such advances pursuant to RCW
Section 23B.08.530. In this regard, Goodman hereby affirms that, in his good faith belief, his conduct by or on behalf of OnHealth at all times met the standard of conduct (the "Standard of Conduct") described in RCW Section 23B.08.510. If it is ultimately determined as provided in RCW Section 23B.08.550 that Goodman's conduct did not meet the Standard of Conduct (referred to herein as "Non-Conforming Conduct"), Goodman hereby covenants and agrees pursuant to RCW Section 23B.08.530 to promptly repay to OnHealth any and all payments or advances of expenses paid by OnHealth with respect to such Non-Conforming Conduct.

                  b. Anything in this Agreement notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution relating to or concerning the indemnification in Paragraph 4(a) above (the "Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, or shall be considered taxable income under the Code, or in the event that Goodman must pay any interest or penalties with respect to such taxes, then OnHealth shall pay to Goodman an additional payment (the "Gross Up Payment") in an amount such that after payment by Goodman of all taxes imposed upon the Gross-Up Payment, Goodman retains an amount of the Gross-Up Payment equal to the sum of (x) the taxes, interest or penalties imposed upon the Payments and (y) the product of any deductions (not including deductions attributable to payments under this Agreement) disallowed because of the inclusion of the Gross-Up Payment in Goodman's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is made. For purposes of determining the Gross-Up Payment, Goodman shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could have been obtained from deduction of such state and local taxes, and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Goodman's adjusted gross income.

                  c. Subject to the provisions of Paragraph 4(b), all determinations required to be made under this Paragraph 4 including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm that is selected by OnHealth (the


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

"Accounting Firm") which shall provide detailed supporting calculations both to OnHealth and Goodman within fifteen days of the receipt of notice from Goodman or OnHealth that there has been a Payment, or such earlier time as is requested by OnHealth or Goodman (collectively, the "Determination"). All fees and expenses of the Accounting Firm shall be borne solely by OnHealth. The Gross-Up Payment under this Paragraph with respect to any Payments made to Goodman shall be made no later than thirty days following such Payment. If the Accounting Firm determines that no tax, penalty or interest is payable by Goodman, it shall furnish Goodman with a written opinion to such effect, and to the effect that, if the Internal Revenue Service contests the failure to report the tax, if any, on Goodman's applicable federal income tax return, it is more likely than not that Goodman will prevail against the Internal Revenue Service.

                  d.  As a  result  of the  uncertainty  in the  application  of
Section 4999 of the Code and the application of the income tax to reimbursement amounts at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by OnHealth that should have been made ("Underpayment"), or Gross-Up Payments are made by OnHealth which should not have been made, including amounts repaid under Paragraph 4(a) of this Agreement ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that Goodman thereafter is required to make payment of any income or excise tax or additional income or excise tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided by Section 1274(b)(2)(B) of the Code) shall be promptly paid by OnHealth to or for the benefit of Goodman. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse Goodman for his income or excise tax, the Accounting Firm shall determine the amount of the Overpayment (including reductions in tax attributable to Gross-Up Payments and repayments under Paragraph 4(a) of this Agreement for the year of the repayment by Goodman) that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Goodman (to the extent he received a refund if the applicable income or excise tax has been paid to the Internal Revenue Service) or utilized to reduce tax for a subsequent year to or for the benefit of OnHealth. Goodman shall cooperate to the extent his expenses are reimbursed by OnHealth, with any reasonable requests by OnHealth in connection with any content or disputes with the Internal Revenue Service in connection with the income or excise tax.

         5.        FINANCIAL BENEFITS TO GOODMAN UPON RESIGNATION.

                  a. OnHealth shall provide Goodman's salary and benefits through June 30, 2000. OnHealth shall notify Goodman of his rights to continue his medical and dental coverage at his own expense through COBRA. Goodman shall contact OnHealth's human resources department if he wishes to convert or continue any other employee benefits.

                  b. OnHealth shall pay Goodman a monthly amount equal to $18,750, less applicable deductions, for a period of twenty-four (24) months commencing on July 1, 2000 and ending on June 1, 2002 (the "Severance Period"). Each such payment shall be made on or before the 10th business day of the month.


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


                  c. If the Merger closes, OnHealth shall pay Goodman a year 2000 bonus in the amount of $112,500 within five (5) business days after the closing of the Merger. If the Merger does not close, Goodman shall not be entitled to a bonus for 2000.

                  d. Goodman hereby is given ownership of his notebook computer and cellular phone, provided that Goodman shall treat OnHealth's confidential or proprietary information contained on the hard drive of the computer or any other medium in accordance with his obligations under Paragraph 6 of his Employment Agreement. In addition, Goodman shall return the notebook computer to OnHealth before June 30, 2000 for a back-up to be completed by OnHealth IT staff. After the back-up, OnHealth shall return the notebook computer to Goodman.

                  e. Within thirty (30) days of receipt of an itemized invoice, OnHealth will pay Goodman's lawyers for up to $10,000 in reasonable attorney fees and costs actually incurred on Goodman's behalf in negotiation and revision of this Agreement.

         6.       STOCK OPTIONS.

                  a. Contemporaneous with the execution of this Agreement, Goodman and OnHealth are entering into a stock option agreement (the "Option Agreement") which is intended to replace Goodman's stock option grant awarded by OnHealth in January 1999 (the "January 1999 Award"), which January 1999 Award is terminated and canceled upon execution and delivery of the Option Agreement. Goodman acknowledges that the January 1999 Award is so cancelled and represents that he has no claim for any option or other right to purchase or acquire equity securities of OnHealth based on the January 1999 Award other than those contained in the Option Agreement.

                  b. Goodman also received option grants in December 1997, June 1998, and July 1999 (the "Prior Awards"). The parties also wish to clarify an ambiguity in Paragraph 5(b)(ii) of the Employment Agreement regarding options, and hereby agree that Goodman shall have the right to exercise each of the Prior Awards and the Option Agreement award throughout the Severance Period and that such awards are fully vested.

                  c. Anything in this Agreement notwithstanding, if it shall be determined that the accelerated vesting of the options referred to in this Paragraph 6 (the "Option Vesting") would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, then OnHealth shall pay to Goodman an additional payment (the "Option Gross Up Payment") in an amount such that after payment by Goodman of all taxes imposed upon the Option Gross-Up Payment, Goodman retains an amount of the Option Gross-Up Payment equal to the excise taxes, interest or penalties imposed upon the accelerated vesting of the Option Vesting. For purposes of determining the Option Gross-Up Payment, Goodman shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Option Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Option Gross-Up Payment is to be made, net of the


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

maximum reduction in federal income taxes which could have been obtained from deduction of such state and local taxes, and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Option Gross-Up Payment in Goodman's adjusted gross income.

                  d. Subject to the provisions of Paragraph 6(c), all determinations required to be made under this Paragraph 6 including whether and when an Option Gross-Up Payment is required, the amount of such Option Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm that is selected by OnHealth (the "Accounting Firm") which shall provide detailed supporting calculations both to OnHealth and Goodman within fifteen days of the receipt of notice from Goodman or OnHealth that there has been a Payment, or such earlier time as is requested by OnHealth or Goodman (collectively, the "Determination"). All fees and expenses of the Accounting Firm shall be borne solely by OnHealth. The Option Gross-Up Payment under this Paragraph 6 with respect to any Payments made to Goodman shall be made no later than thirty days following such Payment. If the Accounting Firm determines that no tax, penalty or interest is payable by Goodman, it shall furnish Goodman with a written opinion to such effect, and to the effect that, if the Internal Revenue Service contests the failure to report the tax, if any, on Goodman's applicable federal income tax return, it is more likely than not that Goodman will prevail against the Internal Revenue Service.

                  e.  As a  result  of the  uncertainty  in the  application  of
Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by OnHealth that should have been made ("Underpayment"), or Option Gross-Up Payments are made by OnHealth which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that Goodman thereafter is required to make payment of any income or excise tax or additional income or excise tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided by Section 1274(b)(2)(B) of the Code) shall be promptly paid by OnHealth to or for the benefit of Goodman. In the event the amount of the Option Gross-Up Payment exceeds the amount necessary to reimburse Goodman for his income or excise tax, the Accounting Firm shall determine the amount of the Overpayment (including reductions in tax attributable to Option Gross-Up Payments for the year of the repayment by Goodman) that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Goodman (to the extent he received a refund if the applicable income or excise tax has been paid to the Internal Revenue Service) or utilized to reduce tax for a subsequent year to or for the benefit of OnHealth. Goodman shall cooperate to the extent his expenses are reimbursed by OnHealth, with any reasonable requests by OnHealth in connection with any content or disputes with the Internal Revenue Service in connection with the income or excise tax.

         7.       EFFECT OF TERMINATION.

                  a. Goodman's resignation shall not affect or diminish any of OnHealth's rights to enforce any of the covenants in Paragraphs 6 through 9 of


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

his Employment Agreement (collectively, "the Covenants"). Goodman hereby reaffirms his obligations to conform his conduct in accordance with the Covenants and the rights of OnHealth and its successors and assigns to enforce the Covenants under Paragraph 10(a) of the Employment Agreement.

                  b. OnHealth's obligations under Paragraphs 5(b) and 5(d) shall immediately cease if Goodman breaches any of the Covenants, and Goodman shall repay to OnHealth all amounts previously paid to Goodman during the period of such breach. The parties intend the amounts withheld and the amounts repaid as a reasonable forecast of only some of the damages that would result from Goodman's breach of any of the Covenants and not as a penalty. Goodman's repayment obligation in this Paragraph 7(b) shall not preclude OnHealth's exercise of any other right or remedy available to it at law or in equity.

         8.       RELEASES AND OTHER OBLIGATIONS.

                  a. Goodman represents that he has no pending complaints, charges or lawsuits relating to OnHealth.

                  b. On behalf of himself, his marital community, if any, and his heirs, executors, administrators, successors and assigns, Goodman hereby forever and completely GIVES UP, WAIVES, DISCHARGES, and RELEASES OnHealth, its affiliated companies (including Healtheon/WebMD Corporation), and OnHealth's and its affiliated and predecessor companies' officers, directors, employees, successors, assigns, representatives and agents (collectively, "Released Parties") from any claim, liability, cause of action, damage or charge he has or may have against any of them which is related to or arises out of anything occurring before execution of this Agreement. This includes, but is not limited to, anything RELATED TO EMPLOYMENT OR SEPARATION FROM EMPLOYMENT. Goodman also promises that he will never file or press or join in any claim, charge, complaint or lawsuit based on any such thing. However, this release shall not prevent Goodman from (i) filing a lawsuit for the sole purpose of enforcing rights under this Agreement; (ii) bringing before any administrative agency matters for which such agencies have jurisdiction; (iii) filing a lawsuit based upon events, acts or omissions occurring after the execution of this Agreement. Moreover, nothing in this release shall be construed as a waiver of any rights Goodman may have to vested benefits under OnHealth's 401(k) Plan.

                  c. Goodman acknowledges that this Agreement completely and forever releases, discharges and extinguishes ANY AND ALL claims, liability, causes of action, charges and damages he has or may have or could assert against any of the OnHealth Parties, even those which he does not know about or suspect or anticipate that he may have, and even those which he may not discover until after signing this Agreement.

                  d. OnHealth represents that it has no pending complaints, charges or lawsuits against Goodman.

                  e. OnHealth hereby forever and completely GIVES UP, WAIVES, DISCHARGES, and RELEASES Goodman and his marital community, if any, from any


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

claim, liability, cause of action, damage or charge it has or may have against any of them which is related to or arises out of anything actually known to the Board of Directors before execution of this Agreement. OnHealth also promises that it will never file or press or join in any claim, complaint or lawsuit based on any such thing. However, this release shall not prevent OnHealth from
(i) filing a lawsuit for the sole purpose of enforcing rights under this Agreement; (ii) bringing before any administrative agency matters for which such agencies have jurisdiction; (iii) filing a lawsuit based upon events, acts or omissions occurring after the execution of this Agreement.

         9.       CONFIDENTIALITY.

                  a. The  parties  agree that the terms and  conditions  of this
Agreement shall remain confidential between them and shall not be disclosed to any other person. This provision shall not preclude Goodman from disclosing the terms of this Agreement to his attorney and accountant, the Internal Revenue Service and immediate family. Likewise, this provision shall not preclude OnHealth from disclosing the terms of this Agreement on a need to know basis to its top managerial employees and Board of Directors, and to outside attorneys, accountants and regulatory agencies. The persons (except for government agencies) to whom disclosure is permitted by this Paragraph shall be subject to the same restrictions in this Paragraph 9 as OnHealth and Goodman.

                  b. [*]

                  c. [*]

                  d. Nothing in this Agreement shall preclude Goodman, OnHealth, and OnHealth officers and directors from testifying truthfully in a legal proceeding, or otherwise disclosing truthful information as required by law or NASDAQ requirements.

          10. REMEDIES. The parties acknowledges that any violation of Paragraph 9 of this Agreement could cause irreparable injury, and that the non-breaching party shall be entitled to extraordinary relief in court for any such violation or threatened violation, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or security. Moreover in addition to any other remedies


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

available to it for violation of Paragraph 9, OnHealth shall be entitled to recover from Goodman any amounts paid under Paragraph 5(b). Nothing in this Agreement shall limit any right of OnHealth or its successors and assigns to enforce rights under the Employment Agreement.

         11. NON-ADMISSION. No provision or statement in this Agreement shall be construed as an admission that either party committed an illegal act or otherwise acted improperly.

         12. SEVERABILITY. This Agreement, the Employment Agreement and the Option Agreement contain the entire agreement between the parties on their subject matters, and supersede all prior and contemporaneous discussions and understandings. Goodman shall continue to be bound by his duties under Paragraphs 6, 7, 8, 9, and 10(a) of his Employment Agreement. The provisions of this Agreement are severable, and if any part of the Agreement is found to be unenforceable, the remainder of the Agreement shall remain fully valid and enforceable.

         13. ASSIGNMENT. OnHealth may assign rights and duties under this Agreement, but Goodman may not. This Agreement shall bind Goodman's heirs and personal representatives, and bind and inure to the benefit of OnHealth and any entity that acquires all or substantially all of the stock of OnHealth.

         14. CONTROLLING LAW/FORUM. Washington law shall govern this Agreement. For any claim or cause of action arising under this Agreement, OnHealth and Goodman consent to the non-exclusive jurisdiction of any state or federal court within Seattle, Washington. The parties retain the right to object to venue in Seattle, including on the basis of forum non conveniens.

         15. MISCELLANEOUS. No waiver, modification or termination of any term of this Agreement shall be effective unless in writing and signed by all parties. If any provision as written is deemed unlawful, overbroad or otherwise unenforceable, the parties submit to the construction which will give OnHealth the maximum protection which is reasonable and permissible under the circumstances, or if this is not possible, it shall be deemed severed. OnHealth's failure, delay or forbearance to insist on strict performance of any provision of this Agreement, or to exercise any right or remedy, shall not be construed as a waiver. OnHealth's waiver of any right or remedy in one or more instances shall not excuse Goodman's later strict performance. As the parties have cooperated in the drafting and negotiation of this Agreement, this Agreement shall not be construed against either party as the drafter. This Agreement may be executed in counterparts.

GOODMAN HAS REVIEWED THIS AGREEMENT WITH HIS ATTORNEY. GOODMAN HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND BASED UPON HIS OWN JUDGMENT AND DECISION.


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

ROBERT GOODMAN                      ONHEALTH NETWORK COMPANY


\S\ROBERT GOODMAN                   By      \S\ RON STEVENS
------------------------               --------------------------
                                             Its President


                                             \s\ MICHAEL BROCHU


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